UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 5, 2006 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2006, Nu Skin Enterprises, Inc. (the “Company”) executed amendments (collectively, the “Amendments”) to the following loan and credit agreements (collectively, the “Credit Agreements”): (i) Note Purchase Agreement dated October 12, 2000 between the Company and The Prudential Insurance Company of America, as amended; (ii) Credit Agreement dated May 10, 2001 among the Company, various financial institutions, and Bank of America, N.A., as Administrative Agent, as amended; and (iii) Private Shelf Agreement dated as of August 26, 2003 between the Company and Prudential Investment Management, Inc., as amended (the “Private Shelf Agreement”). The Private Shelf Agreement was amended to raise the credit facility amount from $125 million to $205 million, and the borrowing period for this facility was extended for an additional three years from the date of the amendment. In addition, the minimum consolidated net worth and minimum cash covenants (each as defined in the Credit Agreements) were amended with respect to each of the Credit Agreements. The lenders under the Credit Agreements agreed to adjust the minimum consolidated net worth covenant in a manner that will accommodate an expanded stock repurchase program recently implemented by the Company. In addition, as a condition to the increased facility amount and extended borrowing period under the Private Shelf Agreement, the Company agreed to reinstate the minimum cash covenant that had previously lapsed, now requiring that at no time from the date of the amendment through December 31, 2008 will available cash (as defined in the Credit Agreements) be less than $75,000,000. Pursuant to an intercreditor agreement in place between the lenders under the Credit Agreements, the minimum consolidated net worth and minimum cash covenants were amended as described above with respect to each of the Credit Agreements.

The Amendments are attached as Exhibits 99.1, 99.2, and 99.3 to this report and incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Amendments (as such term is defined above) is incorporated by reference into this Item 2.03.

On October 5, 2006, the Company) issued a series of U.S. Dollar denominated senior promissory notes (the “Notes”) to affiliates of Prudential Investment Management, Inc. (“Prudential”). The Notes were issued pursuant to a $205 million Private Shelf Agreement entered into between the Company and Prudential on August 26, 2003, as amended from time to time (the “Shelf Agreement”).

The aggregate principal amount of the Notes is $40 million, bearing a 6.19% interest rate per annum, with interest payable semi-annually beginning on January 5, 2007. The final maturity date of the Notes is July 5, 2016 and principal prepayments are required annually beginning on July 5, 2010 in equal installments of $1,821,428.57. The Notes are also governed by the terms of the Shelf Agreement and amendments thereto, which contain certain representations, warranties and covenants by the Company, as well as customary conditions upon which the obligations under the Notes may be accelerated and become due and payable immediately, or become subject to additional obligations. For complete information regarding these terms, please refer to the Shelf Agreement and amendments thereto previously filed with our annual and quarterly reports. The Company intends to use the proceeds from the Notes primarily for stock repurchases and other general corporate purposes.

The Notes are attached as Exhibit 99.4 to this report and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibit.

99.1	Fifth Amendment to Note Purchase Agreement, dated as of July 28, 2006, between the Company and The Prudential Insurance Company of America.

99.2	Fifth Amendment to Credit Agreement, dated as of July 28, 2006, among the Company, various financial institutions, and JPMorgan Chase Bank, N.A. (as successor to Bank One, N.A.) as administrative agent.

99.3	Fifth Amendment to Private Shelf Agreement, dated as of July 28, 2006, between the Company, Prudential Investment Management, Inc., and certain other lenders.

99.4	Nu Skin Enterprises, Inc. Series D Senior Notes Nos. D-1, D-2, D-3 and D-4 dated October 5, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ Ritch N. Wood Ritch N. Wood Chief Financial Officer

Date: October 10, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Fifth Amendment to Note Purchase Agreement, dated as of July 28, 2006, between the Company and The Prudential Insurance Company of America.

99.2	Fifth Amendment to Credit Agreement, dated as of July 28, 2006, among the Company, various financial institutions, and JPMorgan Chase Bank, N.A. (as successor to Bank One, N.A.) as administrative agent.

99.3	Fifth Amendment to Private Shelf Agreement, dated as of July 28, 2006, between the Company, Prudential Investment Management, Inc., and certain other lenders.

99.4	Nu Skin Enterprises, Inc. Series D Senior Notes Nos. D-1, D-2, D-3 and D-4 dated October 5, 2006.